Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS IMPLEMENTS RESTRUCTURING PLAN

BALTIMORE, MD – July 30, 2002 — Guilford Pharmaceuticals Inc. (NASDAQ: GLFD) announced today that it is implementing a restructuring plan intended to focus resources on its most advanced product development programs and reduce expenses.

“For the past year we have been working to focus our product development activities, control costs, and expand our commercial operations,” commented David P. Wright, President and Chief Business Officer. “The restructuring plan we are announcing today will contribute significantly to our cost control efforts, and is a direct result of our suspension of several research and development programs, and our decision to focus on our two most promising product candidates, AQUAVAN™ Injection and GPI 1485. AQUAVAN™ Injection is a novel rapid acting sedative hypnotic, and GPI 1485 is an investigational new drug for the treatment of Parkinson’s disease.”

Under the restructuring plan, Guilford will reduce its headcount by approximately 20-25%. All of the employees affected by the workforce reduction will receive severance and outplacement support, which will result in a third quarter restructuring charge of up to $1.5 million. The restructuring initiative is expected to result in estimated annualized savings of approximately $10-12 million, beginning in 2003.

“We recognize that the availability of capital to support young, entrepreneurial companies is severely restricted in today’s market environment,” remarked Craig R. Smith, M.D., Chairman and Chief Executive Officer. “At the same time, the capital and time required to develop new drugs continue to increase. Companies in our industry must diligently consider which of their programs has the greatest probability of commercial success and then focus on these programs. By concentrating more selectively on our AQUAVAN™ Injection and GPI 1485 programs, Guilford will be better positioned to accelerate its transition into a profitable pharmaceutical company.”

Guilford will report its second quarter financial and operating results on Thursday, August 8th, 2002, before market open, and will host a conference call at 11:00 a.m., E.T. The dial in number to participate in the call is (888) 425-2604. An audio replay of the conference call will be available for two weeks beginning at 2:00 p.m. E.T. on August 8, 2002, through 2:00 p.m. August 22, 2002. To access the replay, dial 1-800-642-1684, (international callers 706-645-9291). The reservation number for the call is 3200564.

About Guilford

Guilford Pharmaceuticals is a fully integrated pharmaceutical company focused on developing and commercializing products for the neurological and hospital markets.

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CONTACT:	GUILFORD PHARMACEUTICALS INC.

STACEY JURCHISON 410.631.5022

The press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2002, that could cause the Company’s actual results and experiences to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that (i) the Company’s AQUAVAN™ Injection and GPI 1485 product candidates will continue to advanced through clinical development or receive regulatory approval for commercialization, (ii) the Company will realize its expected savings, if any, from its restructuring efforts, (iii) the Company will be successful in transitioning into a profitable pharmaceutical business, or (iv) the Company will have sufficient capital resources to execute the current strategic plan.